AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE STRATEGIC INCOME FUND, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

 This is an Amendment to the Investment Management Agreement (the “Agreement”), made as of the 1st day of July, 2015, by and between T. ROWE PRICE STRATEGIC INCOME FUND, INC., a Maryland corporation (the “Fund”), and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”).

W I T N E S S E T H:

WHEREAS, the Fund’s name has changed from T. Rowe Price Strategic Income Fund, Inc. to T. Rowe Price Global Multi-Sector Bond Fund, Inc. effective July 1st, 2015; and

 WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the federal Investment Company Act of 1940, as amended (the “Act”); and

 WHEREAS, the Manager is engaged principally in the business of rendering investment supervisory services and is registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended; and

 WHEREAS, the Fund and the Manager first entered into the Agreement on October 21, 2008, and such Agreement has been renewed each year thereafter on the same terms and conditions; and

 WHEREAS, the Manager and the Fund desire to continue the Agreement on the same terms and conditions.

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

 1. All references to T. Rowe Price Strategic Income Fund, Inc. in the Agreement shall refer to T. Rowe Price Global Multi-Sector Bond Fund, Inc.

 2. All other terms and conditions of the Agreement remain in full force and effect until April 30, 2016, unless terminated on an earlier date pursuant to the provisions of Paragraph 13 of the Agreement.

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE STRATEGIC INCOME FUND, INC.
/s/ Patricia B. Lippert ______________________________ Patricia B. Lippert, Secretary	/s/ David Oestreicher By: ______________________________ David Oestreicher, Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/ Joan E. Flister _______________________________ Joan E. Flister, Assistant Secretary	/s/ Darrell N. Braman By: ______________________________ Darrell N. Braman, Vice President

Agreements\Investment Management Agreements\SNF Amended Investment Management Agreement 8-1-15.docx